Exhibit 3

Dean Heller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 88701-4299
(775)684-5708
Website:secretaryofstate.biz

Certificate of Amendment                    Filed #C91-02
(pursuant to NRS 78.385 and 78.390          June 4, 2004
                                            In the office of Dean Heller,
                                     Secretary of State

      Certificate of Amendment to Articles of Incorporation
                  for Nevada Profit Corporations

   (Pursuant to NRS 78,285 and 78.390-After issuance of Stock)

1.  Lone Moose Adventures, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE X (Added)

The Board of Directors shall have the right to change the name of the corporation without shareholder approval to a name that reflects the industry or business in which the corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the Board of Directors, in its sole discretion, deems appropriate.

At the special meeting of stockholders held May 27, 2004, the stockholders also approved a reverse split of the corporation's outstanding common stock on the basis of .6667 shares for each one share owned; such reverse split to become effective June 7, 2004.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment: 589,500

4.  Effective date of filing (optional)

5.  Officer Signature (required):  /s/Christopher B. Glover

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.